UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 21, 2011

MACATAWA BANK CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of Incorporation)	000-25927 (Commission File Number)	38-3391345 (I.R.S. Employer Identification No.)

10753 Macatawa Drive, Holland, Michigan (Address of principal executive offices)	49424 (Zip Code)

(616) 820-1444
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last year)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01          Entry into a Material Definitive Agreement.

          As of November 2010, Macatawa Bank Corporation (the "Holding Company") had cash and cash equivalents it estimated to be sufficient to fund the projected operating expenses of the Holding Company for all of 2011. However, in December 2010, the Federal Reserve Bank of Chicago required the Holding Company to contribute to Macatawa Bank, the Holding Company's wholly-owned subsidiary, $870,955, which the Holding Company had received in July 2010 as a federal tax refund. As a result, management projections indicated that the Holding Company would not have sufficient cash available to pay the ordinary and necessary expenses it expects to incur in 2011 without an infusion of additional cash.

          In order to temporarily replenish the Holding Company's liquidity pending the Holding Company's planned public offering of common stock, on April 21, 2011, the Holding Company issued and sold a 2% Subordinated Note Due 2018 in the aggregate principal amount of $1,000,000 (the "Note") to Richard L. Postma for $1,000,000 in cash.

          The Note will mature on April 30, 2018 (the "Maturity Date"). The Holding Company may prepay the Note in whole or in part at any time from and after September 30, 2011. The Note has an interest rate of 2% per annum computed on the basis of a 360-day year of 12 30-day months, compounded quarterly in arrears on March 31, June 30, September 30 and December 31 in each year commencing June 30, 2011. Accrued interest will not be paid quarterly or in other periodic intervals and will be paid in full at the Maturity Date or the date that the principal amount of the Note is paid in full.

          If and when the Holding Company conducts a registered public offering of Holding Company common stock prior to April 30, 2012, the Note allows the holder to purchase shares offered in the public offering and to pay the cash price of shares purchased at the public offering price by delivering the Note to the Company at a value equal to the principal and interest accrued. The right may be exercised only in full and not in part. Under the Note, the holder also has a continuing right to convert the Note in full into Holding Company common stock in accordance with the terms of the Note.

          The Note will be an unsecured, subordinated obligation of the Holding Company and will rank junior in right of payment to the Holding Company's senior indebtedness and to the Holding Company's obligations to its general creditors. However, the Note will rank equally with general creditors in certain circumstances if the Note no longer qualifies as Tier 2 capital for regulatory purposes. The Note will rank senior to the junior subordinated indebtedness incurred in connection with the Holding Company's trust preferred securities. The Note will have equal priority with the 11% Subordinated Notes due 2017 previously issued by the Holding Company.

          This summary of the Note does not purport to be a complete description of the Note and is qualified in its entirety by reference to the Form of Subordinated Note attached filed as Exhibit 4.1 to this report.

          Richard L. Postma, the purchaser of the Note, is a director and the Chairman of the Board of Directors of the Holding Company and its subsidiary, Macatawa Bank. The Holding

Company's management believes that the 2% interest rate on the Note compares very favorably with the 11% interest rates on the Company's existing subordinated notes and is significantly below the current market rate for similar transactions. The transaction reported in this item, including the issuance of the Note, the price and terms of the Note, the issuance of common stock upon exchange for or conversion of the Notes, the Subscription Agreement and Mr. Postma's purchase of the Note were authorized and approved by the Audit Committee of the Board of Directors of the Holding Company under authority delegated to the Audit Committee by the Board of Directors. The Audit Committee is comprised entirely of independent directors. The Company's Audit Committee Charter charges the Audit Committee with the authority and responsibility to review and approve all transactions between the Company and related persons that are required to be reported under SEC Regulation SK Item 404. Mr. Postma did not participate in any Committee deliberations or voting with respect to this transaction. The Audit Committee also determined that the relationship established by the purchase of the Note would not, in the opinion of the Audit Committee, interfere with Mr. Postma's exercise of independent judgment in carrying out his responsibilities as a director and Chairman of the Board of Directors.

Item 3.02          Unregistered Sales of Equity Securities.

          The discussion in Item 1.01 of this current report is here incorporated by reference. The offer and sale of the Note was exempt from the registration requirements of the Securities Act of 1933 (the "Act") because the transaction did not involve any public offering.

Item 9.01          Financial Statements and Exhibits.

(d)	Exhibits

	4.1	Form of 2% Subordinated Note due 2018

	10.1	Form of 2% Subordinated Note due 2018 - Exhibit 4.1 is here incorporated by reference

	10.2	Form of Subscription Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 22, 2011	MACATAWA BANK CORPORATION

	By	/s/ Jon W. Swets
Jon W. Swets Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Document

4.1	Form of 2% Subordinated Note due 2018

10.1	Form of 2% Subordinated Note due 2018 - Exhibit 4.1 is here incorporated by reference

10.2	Form of Subscription Agreement